Wits Basin Updates Progress at the Xiaonanshan Iron Ore Mine

December 16, 2013

MINNEAPOLIS—(BUSINESS WIRE)—Wits Basin Precious Minerals Inc. (Pink Sheets:WITM) provides the following updates from China Global Mining Resources (BVI) Limited (“CGMR (BVI)”):

1.	Production and sales at the Xiaonanshan Iron Ore Mine (“XNS”).

2.	Annual Financial Audits and SEC reporting.

Production and Sales

Residual raw iron ore production as a result of the rehabilitation program being conducted at XNS was 73,260 tonnes in November 2013 compared to 60,190 tonnes in October 2013. This represents an increase of 13,070 tonnes or 21.7% and is more than 50% higher than the forecast of 40,000 tonnes.

XNS as a result sold 20,932 tonnes of 62%+ Fe concentrate in November 2013 compared to 17,197 tonnes in October 2013. With a fixed direct cost of CNY350 ($57 USD) per tonne and an average sales price of CNY800 ($130 USD) sales equaled approximately USD $2,731,000 with a gross profit of approximately USD $1,536,000 was thus achieved during November 2013.

Annual Financial Audits for XNS, CGMR, and SEC Reporting

The preparation of the XNS and CGMR (HK) Annual Financial Audits, as previously reported, continues and should be completed during the first quarter of 2014. Once the XNS and CGMR (HK) audits have been achieved, then the audit process of CGMR (BVI) and WITM will commence. Upon completion, Wits Basin will then be able to update its SEC regulatory filings.

About Wits Basin Precious Minerals Inc.

Wits Basin is a minerals exploration and development stage company that owns a 75% equity interest in CGMR (BVI), which owns the Xiaonanshan Mine, located in Anhui Provence of the People’s Republic of China. Our common stock trades on the Over-the-Counter Pink Sheets under the symbol “WITM.” To find out more about Wits Basin Precious Minerals Inc. (WITM) visit our website at www.witsbasin.com.

Forward-Looking Statements and Risk Factors

Certain statements included in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. These risks and uncertainties relate to the Company and its subsidiaries, and include, among others, the ability to obtain or maintain regulatory approvals; the risks relating to the completion of mine rehabilitation work and ongoing mining activities; market pricing of iron ore; the ability to obtain necessary financing; and other risks and uncertainties described in the Company's prior press releases and filings from time to time with the Securities and Exchange Commission.

Contact:

Wits Basin Precious Minerals Inc.

Al McLellan, +1 646-937-8790

info@witsbasin.com